For Immediate Release

Company Contact:	David Weinberg Chief Operating Officer Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum Addo Communications (310) 829-5400

SKECHERS ANNOUNCES THIRD QUARTER AND FIRST NINE MONTHS
OF 2009 FINANCIAL RESULTS
— Record Third Quarter Net Sales of $405.4 Million
— Operating Income of $32.4 Million
— Earnings Per Diluted Share of $0.52

MANHATTAN BEACH, CA. – October 21, 2009 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in lifestyle footwear, today announced financial results for the third quarter ended September 30, 2009.

Net sales for the third quarter of 2009 were $405.4 million, compared to $403.2 million in the third quarter of 2008, and net operating income was $32.4 million, compared to $24.7 million in the third quarter of 2008. Net earnings for the quarter were $24.5 million versus net earnings of $28.3 million in the third quarter of 2008. Net earnings per diluted share were $0.52 on 47.1 million diluted shares outstanding, versus net earnings per diluted share of $0.60 on 46.8 million diluted shares outstanding for the third quarter of 2008. Income tax expense was $10.2 million during the third quarter of 2009 as compared to a tax benefit of $3.6 million during the same period last year due to an advance pricing agreement reached with the Internal Revenue Service.

For the nine months ended September 30, 2009, net sales were $1.048 billion compared to net sales of $1.143 billion in the first nine months of 2008. Net earnings for the first nine months were $26.8 million, compared to net earnings of $75.8 million in the first nine months of 2008. Net earnings per diluted share in the first nine months of 2009 were $0.57 per share on 46.6 million diluted shares outstanding, versus $1.62 per share on 46.8 million diluted shares outstanding for the same period last year.

“Our third quarter sales reached a new record high and we saw our operating income increase by over 31 percent in spite of the continued soft retail environment,” began David Weinberg, chief operating officer. “Our improved performance was driven by sales growth in the high single digits in our international business and double digit improvements in our retail channel. Our margins also improved meaningfully in the third quarter due to less close outs and clean, in-line inventory.”

Gross profit for the third quarter of 2009 was $183.7 million, compared to $171.5 million in the third quarter of 2008. Gross margin was 45.3 percent for the third quarter of 2009, compared to 42.5 percent in the third quarter of 2008. Gross profit for the first nine months of 2009 was $431.8 million, or 41.2 percent of net sales, versus $500.9 million, or 43.8 percent of net sales, in the first nine months of 2008.

Robert Greenberg, SKECHERS chief executive officer, commented: “The reaction by consumers to our Fall product has been exceptional. We are hearing extremely positive reports and strong feedback from both our domestic and international accounts, and from retail stores across the U.S. and abroad. Our SKECHERS product is fresh, on-target and affordable. We continue to support our brands with multiple print and television campaigns for Fall, including a new kids spot for Luminators, and we have great in-store presence with displays that draw attention to our product. As always, we are continuing to look at opportunities to grow our business, including new product initiatives, launching new doors, developing our business in new international markets, and opening additional retail stores. In the third quarter, we launched in one of the most well-known department stores in the world, Harrods; signed international distribution agreements for India and Mexico; and added an additional five SKECHERS retail stores in the U.S. and Canada, and another 14 distributor and joint venture stores around the world. While the global economy continues to be a challenge, we are well positioned from a product, marketing and execution perspective. SKECHERS is a well-recognized brand and a financially strong company, trusted by consumers and our wholesale partners. We believe we will continue to profitably grow in both the near and long term.”

“Since the start of the year, we have carefully managed our expenses and inventory, improved our cash and short-term investments to $276 million – $5.86 per share, and introduced successful new products for men, women and children backed by effective marketing. We believe our ample liquidity, clean inventory and fresh product position us well and will allow us to capitalize on new growth opportunities as they arise,” Mr. Weinberg continued. “While the global economy continues to show signs of weakness, we believe our business is back on track based on our record third quarter sales combined with many positive indicators including healthy domestic and international backlogs, positive retail comps, and strong sell-throughs.”

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under the SKECHERS name, as well as under several uniquely branded names. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and subsidiaries in Canada, Brazil, Chile, and across Europe, as well as through joint ventures in Asia. For more information, please visit www.skechers.com.

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements, and can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions including the global economic slowdown, ongoing financial crisis and market instability; the ability to sustain, manage and forecast costs and proper inventory levels; the loss of any significant customers, decreased demand by industry retailers and cancellation of order commitments due to the credit crisis in the global financial markets or other difficulties in their businesses; changes in fashion trends and consumer demands; the level of sales during the spring, back-to-school and holiday selling seasons; the ability to anticipate, identify, interpret or forecast changes in fashion trends, consumer demand for the products and the various market factors described above; new standards regarding lead content in children’s products including footwear under the Consumer Product Safety Improvement Act of 2008; the ability to maintain brand image; intense competition among sellers of footwear for consumers; further changes to the global economic slowdown that could affect the ability to open retail stores in new markets and/or the sales performance of existing stores; potential disruptions in manufacturing related to overseas sourcing and concentration of production in China, including, without limitation, difficulties associated with political instability in China, the occurrence of a natural disaster or outbreak of a pandemic disease in China, or electrical shortages, labor shortages or work stoppages that may lead to higher production costs and/or production delays; changes in monetary controls and valuations of the Yuan by the Chinese government; increased costs of freight and transportation to meet delivery deadlines; potential imposition of additional duties, tariffs or other trade restrictions; violation of labor or other laws by independent contract manufacturers, suppliers or licensees; popularity of particular designs and categories of products; changes in business strategy or development plans; the ability to attract and retain qualified personnel; the disruption, expense and potential liability associated with existing or unanticipated future litigation; the ability to secure and protect trademarks, patents and other intellectual property; business disruptions resulting from natural disasters such as an earthquake due to the location of domestic warehouse, headquarters and a substantial number of retail stores in California; and other factors referenced or incorporated by reference in the Company’s Form 10-K for the year ended December 31, 2008 and the Company’s Form 10-Q for the quarter ended June 30, 2009. The risks included here are not exhaustive. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30,	December 31,
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$246,380	$114,941
Short-term investments	30,000	—
Trade accounts receivable, net	204,997	175,064
Other receivables	11,037	7,816

Total receivables	216,034	182,880
Inventories	191,819	261,209
Prepaid expenses and other current assets	28,915	31,022
Deferred tax assets	11,955	11,955

Total current assets	725,103	602,007
Property and equipment, at cost less accumulated	172,624	157,757
depreciation and amortization
Intangible assets, less applicable amortization	4,867	5,407
Deferred tax assets	12,610	18,158
Long-term investments	—	81,925
Other assets, at cost	12,630	11,062

TOTAL ASSETS	$927,834	$876,316

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$583	$572
Short-term borrowings	525	—
Accounts payable	160,776	164,643
Accrued expenses	33,460	23,021

Total current liabilities	195,344	188,236
Long-term borrowings, excluding current installments	15,751	16,188

Total liabilities	211,095	204,424
Equity:
Skechers U.S.A., Inc. equity	711,677	668,693
Noncontrolling interest	5,062	3,199

Total equity	716,739	671,892

TOTAL LIABILITIES AND EQUITY	$927,834	$876,316

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net sales	$405,374	$403,159	$1,047,820	$1,142,656
Cost of sales	221,648	231,628	616,062	641,760

Gross profit	183,726	171,531	431,758	500,896
Royalty income	418	591	1,022	1,660

	184,144	172,122	432,780	502,556

Operating expenses:
Selling	41,245	40,911	97,568	105,037
General and administrative	110,454	106,462	304,340	304,540

	151,699	147,373	401,908	409,577

Other income (expense):
Interest, net	(665)	354	(332)	2,295
Other, net	2,176	(828)	2,203	(81)

	1,511	(474)	1,871	2,214

Earnings before income taxes	33,956	24,275	32,743	95,193
Income tax expense (benefit from)	10,175	(3,639)	8,236	20,175

Net income	23,781	27,914	24,507	75,018
Less: Net income (loss) attributable to noncontrolling interest	(679)	(375)	(2,246)	(756)

Net earnings attributable to Skechers U.S.A., Inc.	$24,460	$28,289	$26,753	$75,774

Net earnings per share attributable to Skechers U.S.A., Inc.:
Basic	$0.53	$0.61	$0.58	$1.65

Diluted	$0.52	$0.60	$0.57	$1.62

Weighted average shares used in calculating earnings per share attributable to Skechers U.S.A, Inc.:
Basic	46,405	46,115	46,304	46,000

Diluted	47,095	46,835	46,649	46,770